Exhibit 10.11

Dave & Buster’s, Inc. Fiscal Year 2008 Executive Incentive Plan Effective February 4, 2008

PURPOSE

The purpose of the Executive Incentive Plan is to recognize and reward those dedicated employees that make significant contributions to the annual business performance of Dave & Buster’s. Incentive awards are based on overall company performance results, compared to annually established plan targets. The purpose of the Executive Incentive Plan is also to give employees an incentive to remain employees of the Company. In light of this purpose, continued employment on the bonus payment date is an express requirement for an employee to receive a bonus payment.

OBJECTIVES

•	Promote strong linkages between employee contributions and overall Company performance that enhances shareholder value.

•	Retain the critical talent necessary for the ongoing operations of the organization.

•	Attack the critical talent necessary to enhance the current growth of the organization.

•	Encourage teamwork as a means of achieving ongoing success; and

•	Provide the additional incentive necessary to achieve outstanding results.

DEFINITIONS

•	“Company” means Dave & Buster’s, Inc. and/or its subsidiaries and affiliated companies.

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“Participant” means an Employee of the Company who has been designated as eligible to participate in the Plan by the Chief Executive Officer or President of the Company and who has received notification of participation in the Plan.

ELIGIBILITY AND PARTICIPATION

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Eligibility to participate in the Plan shall be limited to those individuals in certain positions at World Headquarters, and certain other employees of the Company, as determined in the sole discretion of the Chief Executive Officer or President.

Dave & Buster’s, Inc. Fiscal Year 2008 Executive Incentive Plan Effective February 4, 2008

•	Plan Year is defined as February 4, 2008 through February 1, 2009.

•	Eligibility for Plan participation is subject to the following:

An individual eligible to participate in the Plan who is hired during the Plan Year, shall be considered for an incentive award on a pro-rated basis, based on the first day of employment.

DETERMINATION OF BONUS AWARD

•	The award will be a percentage of Participant’s annualized base salary as of the end of the fiscal year and based on achievements of pre-established financial and/or MBO targets.

•	The target bonus will be based on the Participant’s position as of the end of the fiscal year.

•	See Attachment A to this Plan Document for specific criteria.

•	The award will be calculated by the Compensation Committee of the Board of Directors following the annual audit and reporting of financial results for the Plan Year.

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The payment will be made in the calendar year in which the Company’s fiscal year-end occurs, but in no event later than one hundred twenty (120) days after the end of such fiscal year. After the payment calculations have been finalized by the Company, the bonus payments will be made to each participant who is then employed by the Company in a single lump sum payment on or before the next following regular payroll payment date of the Company pertaining to each such participant. Bonus payments will be reduced by amounts withheld by the Company to satisfy applicable Federal and State withholding requirements.

TARGET ADJUSTMENTS

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Targets will be reviewed each quarter for consistency and accuracy. The Company reserves the right to make adjustments to the original target numbers for any substantial variances (positive and negative) that had been previously unseen in the original target setting process.

Dave & Buster’s, Inc. Fiscal Year 2008 Executive Incentive Plan Effective February 4, 2008

TERMINATION

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A Participant in the Plan whose employment is terminated for any reason (whether voluntarily or involuntarily) prior to the date designated for payment of the bonus will not be eligible to receive any bonus payment that would have been paid on such date, as actual employment on the bonus payment date is an express condition of the right to receive the bonus.

LOSSES AND FINES

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If any member of the World Headquarters Team violates policy, resulting in a cash or goods loss or fine to the Company, up to 100% of the amount of the loss or fine may be deducted from the bonus earned. Some examples of violations resulting in losses or fines include theft due to lack of proper security, health department fines or penalties, INS fines, and violations of liquor laws and regulations. Final amounts to be determined by the Executive Management Team.

NO RIGHT OF CONTINUED EMPLOYMENT

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Participation in this plan does not confer on any Participant any legal or equitable right to continue in the employment of the Company, and the Company reserves the right to terminate any Participant.

•	No rights of any nature shall accrue to any Participant or employee with respect to any future bonus period.

Dave & Buster’s, Inc. Fiscal Year 2008 Executive Incentive Plan Effective February 4, 2008

I have read and understand the Executive Incentive Plan for Fiscal Year 2008. I understand that this Plan supersedes all previous agreements.

Employee Signature	Date

Printed Name Employee ID

Please return SIGNED page to Human Resources, Attn: Compensation Department